Exhibit 10.01

CONSULTING AGREEMENT

This CONSULTING Agreement (this “Agreement”), entered into this 5th day of February, 2019 (the “Effective Date”), sets forth the arrangement between David Lenigas, an individual residing at Apt 012, Le Cimabue, 16 Quai Jean-Charles Rey, Fontvieille, Monaco 98000 (“Consultant”), and Generation Alpha, Inc., a Nevada corporation with its principal place of business located at 853 Sandhill Avenue, Carson, California 90746 (the “Company”), with respect to compensation to which Consultant may become entitled under the terms and conditions set forth in this Agreement.

W I T N E S S E T H:

WHEREAS, upon the Effective Date of this Agreement, the Consultant is joining the board of directors of the Company; and

WHEREAS, Company desires to obtain services from the Consultant as an independent contractor in connection with its business and operations, and Consultant desires to provide such services, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, it is agreed as follows:

1. Consulting Arrangement. The Company hereby contracts for the services of Consultant and Consultant agrees to perform such duties and responsibilities and to render advice and consulting as may be requested by the Company from time to time during the term of this consulting arrangement in connection with the Company’s business. Without limiting the generality of the foregoing, Consultant will assist the Company with marketing, brand and Company promotion, investor and public relations (the “Services”).

All Services provided by the Consultant hereunder shall be carried out to the best of his ability and in conformity with any oral or written instructions of the Company. Consultant shall devote such business time and energies as required to enable Consultant to fulfill his obligations hereunder. Consultant may not utilize any employees, consultants, sub-contractors or other persons to perform any of the Services hereunder without the prior written consent of the Company.

2. Compensation and Term; Expense Reimbursement.

(a)	This Agreement shall become effective as of the Effective Date and, unless sooner terminated in accordance herewith, shall expire two years from the Effective Date with an option to renew on a monthly basis by the Company. The period from the Effective Date until such expiration or earlier termination is referred to herein as the “Consulting Period”. For services hereunder, the Company shall pay the Consultant $13,000 per month. In addition, the Company agrees to issue to the Consultant such number of restricted shares of the Company’s common stock equal to two percent (2%) of the Company’s then total shares of common stock issued and outstanding upon the Company’s common stock reaching a Market Capitalization (as hereinafter defined) of $76 million for ten (10) consecutive trading days, and for each additional $76 million Market Capitalization achieved for ten (10) consecutive trading days, up to a Market Capitalization of $380 million (for a total of 10% of equity compensation) during the Consulting Period. In addition, if the Company enters into a binding agreement for a Change in Control (as hereinafter defined) transaction during the Consulting Period or within six months from the end of the Consulting Period, where the Enterprise Value (as hereinafter defined) equals or exceeds a minimum value of $500 million (the “Enterprise Value Threshold”), then upon the successful closing of the Change in Control transaction, the Company shall pay the Consultant a sale bonus equal to five percent (5%) of the Enterprise Value (the “Sale Bonus”), in cash or stock, consistent with the type of consideration received in the Change in Control transaction.

(b)	As used in this Agreement, the following terms shall have the following meanings:

(i)	“Change in Control Transactions” means and includes each of the following

(A)	a transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of securities of the Company possessing fifty percent (50%) or more of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(B)	the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (A) a merger, consolidation, reorganization, or business combination or (B) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (C) the acquisition of assets or stock of another entity, in each case other than a transaction:

(1)	which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least sixty percent (60%) of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(2)	after which no person or group beneficially owns voting securities representing forty percent (40%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (2) as beneficially owning forty percent (40%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

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(ii)	“Enterprise Value” means in the case of a Change in Control in which consideration is payable to the Company in respect of its assets or business, the total cash and non-cash (including, without limitation, the assumption of debt) consideration received by the Company, net of any fees and expenses in connection with the transaction; or in the case of a Change in Control in which consideration is payable to the Company’s stockholders, the total cash and non-cash (including, without limitation, the assumption of debt) consideration payable to the Company’s stockholders net of any fees and expenses in connection with the transaction. In the event that less than 100% of the stock or assets of the Company is purchased in the Change in Control transaction, the Enterprise Value shall be extrapolated from the percentage of the Company’s capital stock or assets impacted in such Change in Control transaction to determine if the Enterprise Value Threshold was met, but the Sale Bonus shall be calculated based on the actual consideration received by the Company or shareholders, as the case may be; and

(iii)	“Market Capitalization” means the value of the Company’s common stock, determined by multiplying (1) the total number of shares of common stock publicly reported as issued and outstanding by (2) the closing price of the Company’s common stock, provided, that, such Market Capitalization milestone must be achieved for ten (10) consecutive trading days.

Notwithstanding the foregoing, a transaction shall not constitute a “Change in Control” if: (i) its sole purpose is to change the state or Country of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (iii) it constitutes the Company’s initial public offering of its securities; or (iv) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the board of directors in good faith and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

(c)	Consultant shall provide the Company with an executed Form W-9 (or Form W-8BEN) upon execution of this Agreement and shall not be entitled to receive any compensation hereunder unless and until such Form W-9 (or Form W-8BEN) is provided to the Company.

(d)	Notwithstanding anything to the contrary contained herein, either party may terminate this Agreement at any time after one year from the Effective Date with at least 30 days’ prior written notice to the other party. In the event that the Consultant is in breach of the terms and conditions of this Agreement, the Company may immediately terminate this Agreement, unless such breach may be remedied, in which case the Company may terminate this Agreement if such breach has not been remedied to the Company’s satisfaction within five (5) days of written notice to the Consultant of such breach. The monthly consulting fee shall be pro-rated to the date of termination.

(e)	Company shall reimburse Consultant promptly for any and all expenses reasonably incurred in connection with its performance of the Services. Reimbursement shall be conditioned on proper documentation in accordance with Company’s policies applicable to its employees generally.

3. Independent Contractor Relationship. This Agreement is intended to create an independent contractor relationship between Consultant and Company, which is described in Section 3508 of the Internal Revenue Service Code, and shall be interpreted to effectuate such intent between the parties.

(a)	No Taxes Withheld from Compensation. Company will not withhold any taxes from any compensation paid to Consultant according to this Agreement. It is acknowledged and agreed by the parties that Company has not, is not, and shall not be obligated to make, and that it is the sole responsibility of Consultant to make, in connection with compensation paid to Consultant according to this Agreement, all periodic filings and payments required to be made in connection with any withholding taxes, FICA taxes, Federal unemployment taxes, and any other federal, state or local taxes, payments or filings required to be paid, made or maintained.

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(b)	Consultant Controls Time and Effort. It is agreed that Company is interested only in the ultimate results of Consultant’s activities pursuant to this Agreement and that Consultant shall have exclusive control over the time and effort invested by Consultant pursuant to this Agreement and the manner and means of Consultant’s performance under this Agreement, provided, however, that the Consultant shall meet such project deadlines as established by the Company from time to time.

(c)	Independence from Company. The parties further agree that Consultant shall have no control or supervision over Company’s employees, officers, directors, representatives or affiliates. Consultant will not represent that it is an employee of Company. Consultant shall at all times represent himself and be construed as independent of Company. Consultant shall not, under any circumstances, be deemed to be a servant or employee of Company for any purpose, including for Federal tax purposes. Consultant’s relationship to Company is that of an independent contractor, and nothing in this Agreement shall constitute this Agreement as a joint venture or partnership between Consultant and the Company. Consultant shall have no authority to bind Company or any of its employees, officers, directors, representatives or affiliates by any promise or representation, oral or otherwise, unless specifically authorized in a writing bearing an authorized signature of a Company officer, director or representative.

4. Confidential Information. Consultant acknowledges that, pursuant to this Agreement, it may be given access by the Company or its affiliates to, or may become acquainted as a result of its services hereunder with, certain proprietary information, trade secrets or both, of the Company and its affiliates (collectively, the “Confidential Information”). Consultant acknowledges and agrees that it acquires no ownership interest in such information by reason of its disclosure to him under this Agreement.

5. Nondisclosure of Confidential Information. During and following the Consulting Period, the Consultant will hold in confidence the Confidential Information and shall not in any manner, either directly or indirectly, use, divulge, disclose or communicate to any person or entity any of the Confidential Information except with the specific prior written consent of the Company or except as otherwise expressly permitted by the terms of this Agreement. Consultant expressly agrees that the Confidential Information affects the successful and effective conduct of Company’s business and its good will and that any breach of the terms of this Section by Consultant is a breach of this Agreement.

The Consultant recognizes that, as between the Company and the Consultant, any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”), whether or not developed by the Consultant, are the exclusive property of the Company. Upon termination of this Agreement by either party, or upon the request of the Company during the Consulting Period, the Consultant shall return to the Company, or destroy (and certify to such destruction in writing to the Company), all of the Proprietary Items in the Consultant’s possession or subject to the Consultant’s control, and the Consultant shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

6. Exceptions to Nondisclosure. Notwithstanding anything to the contrary contained in this Agreement, Consultant shall not be prohibited from disclosing to third parties, or using without the prior written consent of Company, information that (a) was, on the date of this Agreement, generally known to the public, (b) is as of the date of this Agreement known to Consultant, as evidenced by written records in the possession of Consultant, (c) is subsequently disclosed to Consultant by a third party who is in lawful possession of such information and is not under an obligation of confidence, (d) is disclosed by Company to third parties generally without restriction on use and disclosure, or (e) is required to be disclosed by law or a final order of a court or other governmental agency or authority of competent jurisdiction, provided, however, reasonable notice prior to any disclosure as required by applicable law or court process shall be given to Company which would allow Company sufficient time to attempt to obtain injunctive relief in respect to such disclosure.

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7. Work for Hire; Ownership of Work Product.

(a)	“Work Product” means all computer software, designs, ideas, discoveries, works of authorship, products, programs, procedures, formulae, processes, manufacturing techniques, graphic design, interfaces, inventions, improvements and ideas, conceived, created, developed or reduced to practice by Consultant, alone or with others, which arise out of or are created in connection with the Services during the Consulting Period. The Company and the Consultant understand, acknowledge and agree that all Work Product shall be deemed “work for hire” within the meaning of the U.S. Copyright Laws and that the Company shall be deemed the Author thereof and Owner of all rights therein and thereto, including without limitation the copyright thereof and all derivative works thereto throughout the world in all media in perpetuity.

(b)	To the extent any of Consultant’s Work Product is not deemed “work for hire”, Consultant hereby irrevocably assigns, conveys and otherwise transfers to the Company, and its respective successors and assigns, all rights, title and interest worldwide in and to the Work Product and all proprietary rights therein, including, without limitation, all copyrights, trademarks, design patents, trade secret rights, moral rights, and all contract and licensing rights, and all claims and causes of action of any kind with respect to any of the foregoing, whether now known or hereafter to become known.

(c)	In the event Consultant has any rights in and to the Work Product that cannot be assigned to the Company, Consultant hereby unconditionally and irrevocably waives the enforcement of all such rights, and all claims and causes of action of any kind with respect to any of the foregoing against the Company, its distributors and customers, whether now known or hereafter to become known and agrees, at the request and expense of the Company and its respective successors and assigns, to consent to and join in any action to enforce such rights and to procure a waiver of such rights from the holders of such rights.

(d)	In the event Consultant has any rights in and to the Work Product that cannot be assigned to the Company and cannot be waived, Consultant hereby grants to Company, and its respective successors and assigns, an exclusive, worldwide, royalty-free license during the term of the rights to reproduce, distribute, modify, publicly perform and publicly display, with the right to sublicense and assign such rights in and to the Work Product including, without limitation the right to use in any way whatsoever that Work Product. Consultant retains no rights to use the Work Product and agrees not to challenge the validity of the ownership by the Company in the Work Product.

(e)	Consultant agrees to assist the Company in any reasonable manner to obtain and enforce for the Company’s benefit patents, copyrights, and other property rights covering the Work Product in any and all countries. Consultant agrees to execute, when requested, patent, copyright, or similar applications and assignments to the Company, and any other lawful documents deemed necessary by the Company to carry out the purpose of this Agreement. Consultant further agrees that the obligations and undertaking stated in this Section 7(e) will continue beyond the termination of Consultant’s service to the Company.

(f)	In the event that the Company is unable for any reason whatsoever to secure Consultant’s signature to any lawful and necessary document required to apply for or execute any patent, copyright, or other applications with respect to any Work Product (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his or her agents and attorneys-in-fact to act for and in his or her behalf and instead of Consultant, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights therein with the same legal force and effect as if executed by Consultant.

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8. Representations and Warranties. Consultant represents and warrants to the Company that:

(a)	He has the power, authority, and legal capacity to enter into and to perform this Agreement;

(b)	this Agreement when executed and delivered by the Consultant will be a legal, valid and binding obligation enforceable against the Consultant in accordance with its terms;

(c)	[Intentionally omitted]

(d)	unless covered by an appropriate agreement between any third party and the Company, the Consultant shall not engage in any activities or use any facilities in the course of providing the Services, which could result in the claims of ownership to any Work Product made by such third party;

(e)	neither the execution and delivery by the Consultant of this Agreement, nor the performance by the Consultant of the Services contemplated hereby, will conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Consultant is a party or by which the Consultant is bound (including any agreements relating to the confidential or proprietary information of a third party);

(f)	except for material specifically identified by the Consultant in a written notice to the Company and specifically acknowledged by the Company in writing as either (i) material in the public domain or (ii) material from other works as may be included with the written permission of the owners of all rights therein, the Services and the Work Product is and shall be original to Consultant, and no Person (other than the Company) has or shall have any rights thereto. For purposes of this Agreement, “Person” means any individual, partnership, corporation, limited liability company, association, joint venture, organization, trust or other entity;

(g)	no portion of the Work Product infringes or misappropriates or will infringe or misappropriate any Intellectual Property Rights of any other Person, violates or will violate any right of privacy or any property rights of any Person, or is or will be libelous or obscene. For purposes of this Agreement, “Intellectual Property Rights” means all United States and foreign letter patent, patents, patent applications, trademarks, service marks, trade names, brand names, logos and other trade designations (including unregistered names and marks), trademark and service mark registrations and applications, copyrights, copyright registrations and applications, inventions (both patentable and unpatentable), invention disclosures, protected formulae, formulations, processes, methods, substances, trade secrets, computer software and firmware, computer programs and source codes, manufacturing research and similar technical information, engineering know how, customer and supplier information, assembly and test data drawings, hardware and software designs, royalty rights and other similar items or proprietary rights therein.

9. Indemnification. Consultant agrees to indemnify and hold harmless the Company, its affiliates and its and their respective directors, officers, partners, members, managers, employees, and agents (each, an “Indemnified Party”), against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever to the extent sustained, suffered or incurred by or made against any Indemnified Party, to the extent based upon, arising out of or in connection with: (a) any breach of this Agreement, or (b) any infringement or misappropriation of any Intellectual Property Rights in connection with the Work Product (including its use by the Company and its direct or indirect customers or licensees).

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10. Injunctive Relief and Damages. Consultant acknowledges and agrees that the covenants and obligations of Consultant set forth in Section 5 with respect to confidentiality relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Consultant agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Consultant from committing any violation of the covenants and obligations referred to in Section 7. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have at law or in equity. Nothing contained in this Section 10 shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including recovery of damages and an equitable accounting of all earnings, profits and other benefits arising from such violation.

11. Governing Law and Jurisdiction. The Company and the Consultant hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York, New York County, and of the United States District Court for the Southern District of New York for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts. The Company and the Consultant further agree that service of any process, summons, notice or document by mail, return receipt requested, to the address of such party set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against such party in any such court. The Company and the Consultant hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of New York, New York County, and of the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

12. Severability. If the law does not allow a provision of this Agreement to be enforced, such unenforceable provision shall be amended to become enforceable and reflect the intent of the parties, and the rest of the provisions of this Agreement shall remain in effect.

13. Waiver. The failure of any party, in any instance, to insist upon strict enforcement of the provisions of this Agreement shall not be construed to be a waiver or relinquishment of enforcement in the future, and the terms of this Agreement shall continue to remain in full force and effect.

14. Assignability. This Agreement shall not be assignable by either party except that the Company may assign any or all of its rights and interests hereunder to one or more affiliates.

16. Amendment. This Agreement may only be amended or modified in a writing signed by both of the parties and referring to this Agreement.

17. Entire Agreement. This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter of this Agreement and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter of this Agreement.

18. Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that both parties have participated in the preparation of this Agreement.

19. Survival. Consultant agrees that the provisions of Sections 5 – 19 shall survive expiration or earlier termination of this Agreement for any reasons, whether voluntary or involuntary, with or without cause, and shall remain in full force and effect thereafter.

20. Execution in Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

GENERATION ALPHA, INC.

By:	/s/ TIFFANY DAVIS
Name:	Tiffany Davis
Title:	Chief Operating Officer

/s/ DAVID LENIGAS
David Lenigas

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